Adeia Consulting Agreement

Paul E. Davis
3025 Orchard Parkway
San Jose, CA 95134 Date: September 25, 2026

Dear Mr. Davis:

1.
Adeia Guides Inc., its successors and assigns (hereinafter, together with its affiliates, “Adeia” or the “Company”), a Delaware corporation having a place of business at 3025 Orchard Parkway, San Jose, California 95134, wishes to retain you (hereinafter “Consultant,” “you” or “your”) to provide transition consulting services as an independent contractor following the conclusion of your employment with the Company. You desire to provide those services on the terms set forth below. The initial services are described in SOW #1 attached hereto (the “Transition Services”). This letter and any SOWs constitute the agreement between you and the Company (the “Agreement”) concerning the consulting services you provide.
2.
The term of this Agreement (the “Term”) begins October 12, 2026 (the “Effective Date”), which shall be the same date on which you resign as Chief Executive Officer and cease to be an employee of the Company, and continues through December 31, 2026, unless earlier terminated under this Section. The Agreement will expire automatically on December 31, 2026, and will not renew unless otherwise agreed to in writing by the parties. The Company may terminate this Agreement or any SOW upon thirty (30) days’ written notice to Consultant. You may terminate this Agreement upon thirty (30) days’ written notice to the Company. Any SOW in effect when this Agreement terminates or expires will terminate at the same time. Upon an early termination, the Company will pay all fees in full, and any properly approved reimbursable expenses, in each case subject to the terms of this Agreement.

3.
As consideration for your services and reasonable availability during the Term, you will be paid the fixed fee set forth in SOW #1, in accordance with the payment terms in that SOW.
4.
According to the nature of the Transition Services, you may be reimbursed for reasonable travel and other out-of-pocket expenses actually incurred by you in connection with your services under this Agreement, provided that you must obtain prior approval of a the Chief Legal Officer or the Chief Financial Officer for such expenses, and provided that you submit proper receipts for reimbursement. Reimbursement will not be allowed for expenses incurred without prior approval.
5.
Your relationship with the Company under this Agreement is solely that of an independent contractor and not an employee, officer, director, agent, partner or joint venturer. Except for the COBRA premium payments expressly provided in SOW #1, you will not be eligible for employee benefits based on the consulting services, and the Company will not withhold payroll taxes from consulting payments. You are solely responsible for all federal, state and local taxes and other legally required payments arising from the consulting fees. Nothing in this Agreement authorizes you to represent that you remain the Company’s Chief Executive Officer or an employee after the Effective Date.
6.
As an independent Consultant, you shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior written authorization of the Company. Such authorization must be signed by the Company’s representative in accordance with the Company’s signature and authorization policy. In addition, as an independent Consultant, you may establish your own work schedule, consistent with the needs of the Transition Services. You may determine the location where you perform services under this Agreement, consistent with the timeliness and cost-effectiveness of completing the Transition Services. If you desire to perform some part of the services on the Company’s premises, Company will make the appropriate arrangements to accommodate such needs. At times that you may work in the Company’s premises and use Company’s furniture and equipment to facilitate the completion of the Transition Services, such should not be construed as a condition for employment as an employee.
7.
Your employment with the Company and service as its Chief Executive Officer will end immediately before this Agreement becomes effective. Consulting service under this Agreement will not constitute employment or “Continuous Service” (or any similar term) for purposes of any equity incentive plan, award agreement, benefit plan or other compensatory arrangement. No equity award will vest or continue to vest because of this Agreement or the services performed under it. Effective upon the termination of your employment, you will forfeit and surrender all then-unvested equity awards and all rights relating to those unvested awards, without consideration, in accordance with the applicable equity plans and award agreements. Except for the treatment of unvested equity expressly stated in this Section, this Agreement does not amend or supersede any equity plan or award agreement or alter any rights relating to equity that was vested as of the termination of your employment.
8.
The Company has selected you to provide consulting services based upon your experience and expertise and, accordingly, does not anticipate providing you training or detailed instructions on all aspects of performing such services.
9.
You confirm that you are providing services as an independent contractor and that the Tax Identification Number supplied by you is correct for tax-reporting purposes. You will maintain any workers’ compensation or other insurance coverage required by applicable law for your activities under this Agreement. The Company is not responsible for your tax, insurance or similar obligations as an independent contractor.
10.
You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business practices, vendor or customer lists, or confidential or proprietary information of the Company (other than information already in the public domain), except with the prior written consent of the Company. You recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the Term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in connection with the Transition Services consistent with the Company’s agreement with such third party. Upon termination of this Agreement, you will return to the Company all documents, or other materials related to the services provided hereunder or furnished to you by the Company. Your obligations under this Section 10 shall survive termination of this Agreement.

11.
As an independent Consultant, you will have all the necessary expertise of your own to complete the Transition Services. You agree and represent that you will not use, copy, or otherwise incorporate any proprietary information of third parties to complete the Transition Services. The Company will not authorize the use of third parties’ confidential and proprietary information. Provided, however, Consultant may be in possession of information made available or developed in contexts other than his/her performance of the Transition Services. Consultant represents and warrants that all information disclosed by Consultant may be used by Company without restriction. Consultant will not disclose to Company any information of third parties that Consultant knows, suspects or is reasonably expected to know is confidential or proprietary.
12.
You shall promptly disclose and hereby transfer and assign to the Company all right, title and interest to all techniques, methods, processes, formulae, improvements, inventions and discoveries (collectively, the “Inventions”) made or conceived or reduced to practice by you, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company during the period of this Agreement or which relate to the Company’s business or its actual or demonstrably anticipated research or development (except as otherwise provided below) and agree that the Inventions are the sole property of the Company. When requested by the Company you will make available to the Company all notes, drawings, data and other information relating to the Inventions. You will promptly sign any document (including U.S. and Foreign Patent Assignments) requested by the Company related to the above assignment of the Inventions. Any Inventions that constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the above any copyrights, patents, mask work rights or other intellectual property rights relating to the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You agree that if the Company is unable because of your unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure your signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering any Inventions assigned to the Company above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by you. This Agreement does not apply to Inventions which were made prior to the date of this Agreement.
13.
You agree that if in the course of performing the Transition Services you incorporate into any invention, improvement, development, concept, discovery or other proprietary information owned by you or in which you have an interest, the Company is hereby granted and shall have a nonexclusive, sublicensable, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection therewith.

14.
The Company understands that you do not presently perform or intend to perform, during the Term of this Agreement, consulting or other services for companies whose business or proposed businesses in any way involve the design or use of products that would be competitive with the products or proposed products of the Company. If, however, you decide to do so within the consulting period of this Agreement, you agree to notify the Company in writing in advance (specifying the organization with which you propose to consult) and provide general, but not confidential, information sufficient to allow the Company to determine if such consulting would conflict with areas of interest to the Company or further services which the Company might request of you pursuant to this Agreement. This provision does not restrict you from providing consulting services to companies whose businesses do not involve the design or use of such competitive products or conflict with the Company’s other business activities.
15.
Consultant shall defend, indemnify, and hold harmless Adeia, its officers, directors, employees, and successors from and against any claims, damages, losses, costs, and expenses (including reasonable attorneys’ fees) directly attributable to any claim that the Services or Deliverables, or Adeia’s use thereof in accordance with this Agreement, infringe or misappropriate any third-party intellectual property right; provided that Consultant has no indemnification obligation to the extent such infringement results from (i) modifications to the Deliverables made by Adeia without Consultant’s consent, (ii) combination of the Deliverables with materials not provided or approved by Consultant, or (iii) anything arising or related to Consultant’s prior employment with the Company.
16.
Any amendment to this Agreement must be in writing signed by you and the Company.
17.
All notices, requests or other communications called for by this Agreement shall be deemed to have been given if made via electronic mail, or in writing and mailed, postage prepaid, if to you at the address or email address set forth above and if to the Company at the principal office shown above, to legal.notices@adeia.com, or to such other addresses as either party shall specify to the other.
18.
The validity, performance and construction of this Agreement shall be governed by the laws of the State of California. The Consultant warrants that (i) neither the execution nor performance of this Agreement will conflict with or constitute a default of any agreement to which the Consultant is a party, and (ii) no law, rule or ordinance of the United States, a state or any other governmental agency will be violated during performance of the Transition Services, and will defend and hold Adeia Guides Inc. harmless from any loss, cost or damage as a result of any actual or alleged breach of these warranties.
19.
You agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth herein. Accordingly, you agree that if you breach any of the covenants set forth herein, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. You further agree that no bond or other security shall be required in obtaining such equitable relief, and you hereby consent to the issuances of such injunction and to the ordering of such specific performance.
20.
To the extent Consultant accesses, receives, or processes personal information relating to Adeia's employees, contractors, or applicants ("Employee Data"), Consultant shall act solely as a Service Provider (as defined under the California Consumer Privacy Act, as amended) and shall process Employee Data only as necessary to perform the services described in the applicable SOW. Consultant shall not sell, share, or use Employee Data for any purpose outside the direct business relationship with Adeia, and shall not disclose Employee Data to any third party or sub-contractor without Adeia's prior written consent. Consultant shall implement and maintain reasonable administrative, technical, and physical security measures to protect Employee Data, including encryption in transit and at rest, access controls limited to personnel with a need to know, and a prohibition on storing Employee Data on personal or unmanaged devices. Consultant shall notify Adeia's Legal Department within twenty-four (24) hours of discovering any actual or suspected unauthorized access to or disclosure of Employee Data.

Upon termination or expiration of this Agreement, or upon Adeia's written request, Consultant shall promptly return or securely destroy all Employee Data (including copies held by any approved sub-contractors) and shall provide Adeia with written certification of such return or destruction within thirty (30) days. If Consultant's engagement involves access to health, medical, benefits, or other protected health information, Consultant shall not access such data until a separate HIPAA Business Associate Agreement has been executed by the parties. A breach of this Section shall constitute a material breach of this Agreement.

21.
Sections 5, 6, 10, 12, 13, 20 and 21, and any other provisions that by their nature should survive, shall survive termination or expiration of this Agreement. This Agreement and any SOWs are the entire agreement of the parties with respect to the consulting services and supersede prior agreements concerning those services. Except as expressly provided in Sections 5 and 6, this Agreement does not amend, replace or supersede any separation agreement, equity plan or award agreement, indemnification agreement, confidentiality or invention-assignment agreement, or any other agreement or right that by its terms survives the end of your employment.

22.
The parties acknowledge and agree that you are being engaged solely to provide the Transition Services expressly contemplated by this Agreement and you are not being engaged in your capacity as an attorney or to provide legal advice or legal services to the Company. In connection with the Transition Services, you may participate in meetings, discussions, communications, or other matters involving legal or regulatory issues in your business or advisory capacity, and such participation shall not constitute the provision of legal advice or legal services or otherwise expand your duties or responsibilities under this Agreement. The Company acknowledges that it will not rely, and is not entitled to rely, on you for legal advice or legal services, and no communication, recommendation, or other assistance or services provided by you in connection with the Transition Services shall be construed as legal advice or as creating an attorney-client relationship between you and the Company.

If this Agreement is satisfactory and acceptable to you, please execute. You will receive a copy for your files via Docusign.

Yours very truly,

By: /s/ Kevin Tanji
Name: Kevin Tanji
Title: Chief Legal Officer and Secretary
For Adeia Guides Inc.

AGREED AND ACCEPTED:

By: /s/ Paul E. Davis
Name: Paul E. Davis

SOW #1 (“SOW”)

This Statement of Work (“SOW”) is issued under and governed by the Consulting Agreement between Adeia and Consultant dated as of the September 25, 2026 (the “Agreement”). All capitalized terms used in this SOW have the meanings assigned to them in the Agreement unless otherwise defined herein.

Transition Services:

Consultant will provide executive transition advice and assistance to the Company’s new Chief Executive Officer, the Chair of the Board of Directors and other Company representatives, including the services listed below, as applicable. Any Company representative may communicate directly with Consultant and request Transition Services within the scope of this SOW. With respect to Transition Services requested by or provided to a Company representative other than the new Chief Executive Officer or the Chair of the Board of Directors, Consultant will promptly inform the new Chief Executive Officer (or the new Chief Executive Officer’s designee) of the request and reasonably coordinate the scope, timing and priority of those Transition Services with the new Chief Executive Officer or such designee. The new Chief Executive Officer may direct the prioritization, modification, deferral or discontinuation of those Transition Services. Nothing in this paragraph limits any Company representative’s ability to communicate with Consultant.

•
Provide history, insight and guidance concerning quarter-end close and the related public earnings release, including relevant investor perspectives and prior investor feedback.
•
Provide history, insight and guidance concerning preparation for meetings of the Board of Directors, including development of the growth strategy initiative and the long-range plan (LRP).
•
Provide insight concerning executive team member performance through mid-year check-in documentation and related transition discussions.
•
Provide history and insight concerning industry and customer relationships and make introductions as appropriate.
•
Provide history and insight concerning key transactions, commercial matters and pending litigation.
•
Prepare or assist with transition materials identifying key priorities, pending decisions, material deadlines, principal contacts and other information reasonably useful to the new Chief Executive Officer.
•
Facilitate handoffs to key external advisers and stakeholders, including auditors, outside counsel and significant business partners, and participate in transition meetings as reasonably requested.
•
Provide such other transition services as may be reasonably requested by the Company or the new Chief Executive Officer and mutually agreed with Consultant.

Schedule and Deliverables

1.
This SOW will become effective on the Effective Date and will expire on December 31, 2026, unless the Agreement or this SOW is earlier terminated in accordance with the Agreement.
2.
Consultant will provide the services principally through meetings, calls, introductions, review of materials and written guidance as reasonably requested. Expected transition outputs include:
•
Timely oral and written transition guidance responsive to reasonable requests within the scope above.
•
Reasonably requested handoff notes, contact lists, background materials and status summaries concerning open matters.

Compensation:

1.
Company will pay Consultant a fixed fee of $183,000 for the Transition Services, payable in three equal installments of $61,000 within 30 days after the end each calendar month during the Term (i.e., October, November and December). The fee covers Consultant’s services and reasonable availability under this SOW; no additional fee will be payable unless the parties agree otherwise in a written amendment.
2.
Notwithstanding the foregoing (or anything in the Agreement), the Company will pay (or cause to be paid) the Consultant’s and employer portions of the premiums required to continue Consultant’s group health care coverage through September 30, 2027 under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Consultant timely elects to continue and remains eligible for these benefits under COBRA and does not become eligible for health care coverage through another employer during this period. Consultant will promptly notify the Company if Consultant becomes eligible for health care coverage through another employer during this period. The Company’s obligation to make these COBRA premium payments will survive the expiration or earlier termination of this Agreement and will not constitute eligibility for employee benefits based on the consulting services.
3.
Services requested by the new Chief Executive Officer, the Chair of the Board of Directors or either of their designees will be deemed pre-approved. Any material expansion of the scope of this SOW must be approved in writing by the new Chief Executive Officer and Consultant.
4.
Company will reimburse Consultant for reasonable, documented transportation, lodging and meal expenses incurred in performing the services, subject to prior written approval by the Chief Legal Officer or Chief Financial Officer.
5.
Consultant agrees to provide a completed Form W9 to Company promptly following execution of this Agreement.